Jaye T. Pickarts, P.E.
Knight Piésold and Co.
Denver, Colorado 80265
USA
Telephone: 303-629-8788
Fax: 303-629-8789
Email: jpickarts@knightpiesold.com

CERTIFICATE OF AUTHOR

I, Jaye T. Pickarts, P.E. do hereby certify that:

  I am a Principal Metallurgical Engineer employed by: Knight Piésold and Co. 1580 Lincoln Street, Suite 1000 Denver, Colorado 80265 USA

  This certificate relates to the "Preliminary Assessment of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, dated September 2, 2008, and prepared for Gryphon Gold Corporation, (the "Preliminary Assessment").

  I graduated from the Montana College of Mineral Science and Technology, Butte, Montana with a Bachelor of Science Degree in Mineral Processing Engineering in 1982.

  I am a Licensed Professional Engineer in the State of Colorado, USA, PE 37268. In addition, I am a Registered Member of the Society for Mining, Metallurgy, and Exploration (SME) and a Qualified Person member of the Mining and Metallurgical Society of America (MMSA).

  I have practiced my profession as a mineral processing/metallurgical engineer continuously since graduation for a total of 26 years.

  I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, registration of a professional engineer, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

  I am responsible for preparing the 2004 metallurgical test plan for the existing heaps and dumps, reviewing the test data, and reporting and analyzing these results. I have prepared the metallurgical data in Section 16 of the Preliminary Assessment, exclusive of Sections 16.2 and 16.7. I visited the Borealis Project on 12 May 2004 for a period of one day. The date of my most recent visit was February 23, 2006, during which time I spent 1 day on the property.

  I have had prior involvement with the property that is the part of the Preliminary Assessment. The nature of my prior involvement is preparation of the metallurgical test work evaluation and conceptual processing flow sheet for the plan of operation during June to October 2004.

  As of the date of this certificate, to the best of my knowledge, information and belief, the Preliminary Assessment contains all scientific and technical information that is required to be disclosed to make the Preliminary Assessment not misleading.

  I am independent of the issuer applying all of the tests of section 1.4 of NI 43-101.

  I have read NI 43-101 and Form 43-101F1, and the Preliminary Assessment has been prepared in compliance with that instrument and that form.

  I consent to the filing of the Preliminary Assessment with stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Preliminary Assessment.

Dated this 2nd Day of September, 2008

/s/ Jaye T. Pickarts
___________________________________
Jaye T. Pickarts, PE 37268.